EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (“Agreement”) by and among Provident Financial Services, Inc. (the “Company”), Provident Bank (the “Bank”), Beacon Trust Company (“Beacon”) and Valerie O. Murray (referred to as the “Executive”) (together the Company, Bank, Beacon and Executive shall be referred to as the “Parties”), made in consideration of the mutual promises contained in this Agreement.  The Parties acknowledge that the terms and conditions of this Agreement have been mutually agreed to and are intended to be final and binding.

WHEREAS, Executive is currently employed by the Bank and Beacon (together the Company, the Bank and Beacon shall be referred, as applicable, as “Provident”) as President of Beacon and Executive Vice President and Chief Wealth Management Officer of the Bank; and

WHEREAS, Executive announced her decision to voluntarily resign from employment as an executive of Beacon, Bank and all of their affiliates on February 27, 2026.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:

1.	Resignation.

(a) Transition and Separation Date. By signing below, Executive acknowledges that on March 27, 2026 (the “Transition Date”), Executive will transition into a non-executive role at Provident for the duration of the Garden Leave Term described in Section 1(b) below. The Parties agree the Executive’s employment as President of Beacon and Executive Vice President and Chief Wealth Management Officer of the Bank, and from all other positions, including as an officer or committee member, with any subsidiary or affiliate of the Bank or Beacon, is hereby terminated as of the Transition Date, except that the Executive shall remain a non-executive employee. Effective as of the Transition Date, Executive will cease to have any authority to act on behalf of Provident and shall no longer hold herself out as having such authority, enter into any agreement or incur any obligations on behalf of Provident, commit Provident in any manner, or otherwise act in an executive or other decision-making capacity with respect to Provident. Executive agrees to promptly execute any documents as Provident, in its sole discretion, shall reasonably deem necessary, if any, to effect such resignations. Executive’s employment as a non-executive employee will terminate at the conclusion of the Garden Leave Term on May 22, 2026 (the “Separation Date”).

(b) Garden Leave. The Executive will be placed on “garden leave” for the period commencing on the Transition Date and ending on the Separation Date (such term, the “Garden Leave Term”). During the Garden Leave Term, the Executive will continue to owe a duty of loyalty and fiduciary duty to Provident during that time. Executive will not be permitted to perform any activities that are contrary to Provident’s best interests or any activities that do, or are designed to, generate income for Executive or any other person or entity during the Garden Leave Term. During the Garden Leave Term, Provident reserves the right, in its sole discretion: (i) to remove Executive from her active duties and responsibilities, in whole or in part, (ii) to exclude Executive from Provident’s workplace, (iii) to limit or prohibit Executive’s contact and communications with Provident’s employees and its customers; and (iv) to limit or cut off Executive’s access to Provident’s computer systems, email, and other documents and information. During the Garden Leave Term, Provident will continue to pay Executive’s current base salary and continue the same employee benefits, as in effect on the date hereof, less applicable withholdings. On and after the last day of the Garden Leave Term, and except as expressly provided in Sections 2(b) and 2(c) of this Agreement, Executive shall not receive and/or accrue any further compensation or benefits of any kind, including but not limited to any wages, bonuses, profit sharing contributions, equity award grants, use of company phone, any compensation for vacation, holiday, sick or personal days.

(c) Deadline to Accept this Agreement. This Agreement was given to the Executive on March 3, 2026 (the “Date of Receipt”).  This Agreement will be of no force or effect unless it is properly signed by the Executive and returned to Provident no later than twenty-one (21) days after the Date of Receipt and is not timely revoked by the Executive, as explained in Section 22 below.

(d) Provident Bank Executive Severance Plan. At the Separation Date, the Executive’s participation in the Provident Bank Executive Severance Plan shall terminate, and Executive agrees and acknowledges that because of Executive’s resignation, Executive shall not be entitled, and hereby waives any claim, to any payment or benefit under the Provident Bank Executive Severance Plan.

2. Payments and Benefits Upon Resignation. In consideration of the Executive’s acceptance of the terms of this Agreement, including the release of claims contained herein, Provident agrees to provide the Executive with the following separation pay and benefits:

(a) Accrued Obligations. Provident shall pay or provide Executive any Accrued Obligations, determined as of the Separation Date.  “Accrued Obligations” means: (1) any accrued and unpaid base salary of Executive earned through the Separation Date; (2) any accrued but unpaid expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy; and (3) any unused paid time off accrued through the Separation Date (as applicable). In addition to the Accrued Obligations, any vested benefits accrued under the Bank’s 401(k) Plan will be distributed in accordance with its terms. The payment of any Accrued Obligations shall be made on the Bank's first regularly scheduled payroll date following the Separation Date.

(b) Separation Pay. Upon expiration of the Revocation Period (as defined below) and provided Executive has met and continues to meet all of Executive’s obligations, agreements and undertakings set forth in this Agreement, Provident shall provide Executive with a cash payment equal to one million two hundred thousand dollars ($1,200,000.00), less all withholdings and deductions required by law, (the “Separation Pay”). The Separation Pay will be paid to the Executive on the first regularly scheduled payroll date following the Separation Date.  The Executive hereby agrees that she is not otherwise entitled to any such payment(s) hereunder, that any such payment(s) hereunder are valid and sufficient consideration for signing this Agreement, and that her receipt of any such payment(s) hereunder are conditioned on her compliance with the terms of this Agreement.  The Separation Pay will be reported to Executive on a Form W-2.

(c) COBRA Payments. Executive and Executive’s currently covered dependents shall have the right to elect to continue to participate in the Bank’s group health insurance plan in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Upon expiration of the Revocation Period (as defined below) and provided Executive has met and continues to meet all of Executive’s obligations, agreements and undertakings set forth in this Agreement, if Executive timely and validly elects COBRA, Provident will pay the full cost of the COBRA premiums ending at the earlier of: (i) twelve (12) months after the Separation Date, or (ii) the date the Executive is no longer covered by COBRA.

(d) Treatment of Equity Awards. Following the Separation Date, all non-vested equity awards shall be forfeited, which, for purposes of clarity, include all equity awards which were otherwise scheduled to vest on and after the Separation Date.

3. Release and Waiver. In consideration of Provident’s undertakings as contained in this Agreement, the Executive irrevocably and unconditionally releases the Company, Bank and Beacon, and each of their current, past and future parent companies, affiliates, subsidiaries, and divisions, and each of their agents, principals, directors, officers, employees, independent contractors, benefit plans, insurers, re-insurers, and each of their predecessors, successors and assigns (collectively, “Releasees”), of and from any and all claims, charges, promises, agreements, damages, actions and expenses of any nature, whether in tort, contract, by statute, or on

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any other basis, whether in law or in equity, whether known or unknown (collectively, “Claims”), which the Executive may have against them arising prior to the Effective Date of the Agreement.

Without in any way limiting the foregoing general release, this release includes all Claims arising out of the Executive’s employment with Provident, including the terms, conditions, and termination of her employment with Provident, including, but not limited to, Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act (“FLSA”), the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Re-employment Act, the False Claims Act (including the qui tam provision thereof), the Consolidated Omnibus Budget Reconciliation Act, The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), the Pregnancy Discrimination Act of 1978, the Pregnant Workers Fairness Act, the Providing Urgent Maternal Protections for Nursing Mothers Act, the Families First Coronavirus Response Act, the Emergency Paid Sick Leave Act, the Emergency Family and Medical Leave Expansion Act, the Coronavirus Aid, Relief and Economic Security Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Temporary Disability Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Worker Freedom from Employer Intimidation Act, the New Jersey Wage and Hour Laws, the New Jersey Wage Payment Law, the New Jersey Earned Sick Leave Law, the New Jersey Civil Rights Act, the New Jersey Millville-Dallas Airmotive Plant Job Loss Notification Act (“NJ WARN Act”), the New Jersey Compassionate Use of Marijuana Act, New Jersey Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act, the New Jersey Security and Financial Empowerment Act, Emergency Responders Employment Protection Act, the New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, the New Jersey Smokers’ Rights Law, the New Jersey Equal Pay Act, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey False Claims Act, the New Jersey mini-COBRA law, the New Jersey Constitution, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of employees and employers.

Without in any way limiting the foregoing general release, this release also includes all Claims for compensatory damages, punitive damages, attorney’s fees, salary, commissions, overtime, premium pay, bonuses, stock options, expense reimbursements, severance payments, deferred compensation payments, or other monies due.

Notwithstanding the foregoing, the Executive is not waiving any rights she may have to: (a) her own vested accrued employee benefits under Provident’s health, welfare, or retirement benefit plans as of her Separation Date; (b) benefits and/or the right to seek benefits under either applicable unemployment compensation statutes or worker’s compensation statutes, however, the Executive represents that she is not presently aware of any basis for seeking workers’ compensation benefits, and the Parties agree that if the Executive ever seeks workers’ compensation benefits, Provident retains all rights to oppose any such claims; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) exercise her right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of her waiver of ADEA claims set forth in this Agreement.

 Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, the Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, arbitration or other legal
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proceeding (collectively, “Proceedings”) against any of the Releasees based in whole or in part on any Claim covered by this release.  Notwithstanding the foregoing, the Executive understands that nothing contained in this Agreement limits her ability to file an administrative charge or complaint with any federal, state or local governmental agency or commission (“government agencies”). The Executive further understands that this Agreement does not limit her ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Provident. This Agreement also does not limit the Executive’s right to receive an award for information provided to any government agencies.  However, the Executive does hereby agree to waive any right she may have to benefit in any manner from any relief (whether monetary, equitable, or otherwise) arising out of any past, present or future Proceeding before a state or federal anti-discrimination agency to the extent permitted by law.

4. The Executive warrants and represents that with respect to the FMLA, FLSA and the NJ WARN Act, she is aware of no facts that give rise to, or in any way support, any Claims under any if these laws against Releasees.  Further, the Executive agrees and acknowledges that (1) she was properly classified as exempt from overtime (i.e., as ineligible to receive overtime), (2) she has been fully and accurately paid for all hours worked, (3) she is not owed any salary, wages, overtime wages, commissions, bonuses, leaves of absences, benefits or any other form of compensation by Provident, and (4) she was not entitled to receive any payment in the form of either mandatory severance or statutory penalties from Releasees under the NJ WARN Act.

5. The Executive represents and warrants that to the extent it is determined that any aspect or portion of this Agreement, including any aspect or portion of the release in this Agreement, requires the approval of any court, agency or other body to be effective, that she will cooperate fully with Provident to secure that approval, and if requested will join in and support any such request for approval.

6. The Executive specifically acknowledges and agrees that this Agreement is not a severance plan and is not a plan of benefits to which she is entitled by virtue of her employment status.  The Executive agrees that consideration under this Agreement is specific to her only and that it is not part of an administrative scheme or other such benefit offered by Provident. In conjunction with this provision, the Executive agrees, acknowledges and hereby waives any and all claims, known or otherwise perceived against Provident to the extent such claim would assert that this Agreement constitutes a severance plan governed by ERISA.

7. Confidentiality of Agreement. Except as may be required by law, the Executive agrees that the terms of this Agreement shall be kept confidential, and that she will not make disclosure or reference to the terms or existence of this Agreement to any person or entity other than the Executive’s immediate family, tax advisor and/or attorney (all of whom the Executive will advise of this confidentiality provision).  If the Executive receives a subpoena, court order or other governmental notice requiring the disclosure of any information relating to the terms or existence of this Agreement, the Executive will promptly notify, in writing, Carolyn Powell, Executive Vice President & Chief Human Resources Officer, Provident Bank, 111 Wood Avenue South, Iselin, NJ 08830, via overnight or certified mail, and immediately provide her with a copy of such subpoena, court order or other notice so that Provident may consider whether to apply for a protective order, move to quash, or take any other action deemed appropriate to protect the confidentiality of this information. Should Provident apply for a protective order or seek to quash the subpoena, the Executive agrees to maintain the confidentiality of this information unless and until such time as the Executive is ordered by a court or government agency to disclose same.

8. Non-Disparagement. The Executive agrees not to make any statements to any persons, including former, current or prospective customers or employees of the Company, Bank, Beacon, or their parent companies, subsidiaries, divisions or affiliates, which are disparaging of their business, reputation, competence, fairness or character, or disparaging of any of their directors, officers or employees.  This obligation of non-disparagement
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extends to statements and/or actions in any format, including written, verbal, and electronic, and in any medium, including in any internet medium (including social networking sites, blogs, etc.).

9.  Non-Solicitation. The Executive acknowledges and agrees that she has been provided access to the Company, Bank and Beacon and it affiliates’ confidential goodwill, customer relationships, and/or proprietary information (as defined herein). Accordingly, the Executive agrees that, for a period of twelve (12) months following the Separation Date, she will not, directly or indirectly:

(i)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company, Bank, Beacon, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer, or induce, or attempt to solicit or induce, any employee of the Company, Bank or Beacon and it affiliates to leave the employ of the Company, Bank or Beacon and it affiliates;

(ii)
hire or attempt to hire any employee of the Company, Bank or Beacon and it affiliates to work for the Executive or any other person, corporation, partnership, limited liability company or other business entity;

(iii)	assist any person, corporation, partnership, limited liability company or other business entity, to hire or attempt to hire any employee of the Company, Bank or Beacon and it affiliates; or
(iv)
provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company, Bank or Beacon and its affiliates to terminate an existing business or commercial relationship with the Company, Bank or Beacon and its affiliates or induce, or attempt to solicit or induce, any customers of the Company, Bank or Beacon and it affiliates to do business in competition with the Company, Bank or Beacon and it affiliates.  Provident agrees that the relationship held at Beacon Trust for Michael O’Reilly, the executive’s father, is excluded from this clause.

Executive further acknowledges and agrees that the covenants and promises herein are reasonable and necessary to protect the Company, Bank and Beacon and it affiliates legitimate, protectable business interests.

10. Confidentiality of Employment Related Matters. Except as may be required by law, the Executive agrees and acknowledges that she has an obligation of confidentiality and non-disclosure with respect to any and all confidential proprietary and trade secret information (collectively, “Corporate Proprietary Information”) that she acquired during the course of her employment with Provident.  The Executive will not disclose or use any Corporate Proprietary Information of Provident or its customers that may have been disclosed to her, or of which she may have become aware, in the course of her employment with Provident, unless such disclosure is done with the express written approval of Provident.  This obligation of confidentiality and non-disclosure extends to both Provident information and third-party (“Third Party”) information held by Provident in confidence.  Such Provident and Third Party Confidential Information includes but is not necessarily limited to: Provident’s lending and investment policies; Provident’s unique marketing, sales and servicing programs, procedures and techniques; lists of customers and prospective customers; the identity, authority and responsibilities of key contacts at Provident’s clients and prospects; the composition and organization of Provident’s customers’ businesses; the peculiar risks inherent in the operations of Provident’s customers; Provident’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; business, management and human resources/personnel strategies and practices; financial and technical information; and other data showing the particularized requirements and preferences of Provident’s customers, which have independent economic value and are subject to efforts to prevent disclosure.

Notwithstanding the above, the Federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Provident employees, contractors, and consultants for limited disclosures of Provident and Third
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Party Corporate Proprietary Information. Specifically, Provident employees, contractors, and consultants may disclose Provident and Third Party Corporate Proprietary Information: (1) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  In addition, Provident employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Provident and Third Party Corporate Proprietary Information, in the following manner: (1) the individual may disclose Provident and Third Party Corporate Proprietary Information to her attorney, and (2) the individual may use the information in related court proceedings, as long as the individual files documents containing Provident and Third Party Corporate Proprietary Information under seal and does not otherwise disclose Provident and Third Party Corporate Proprietary Information except pursuant to court order.

11. Return Documents. On or before the Effective Date of the Agreement as directed by Provident, the Executive will return to Provident all documents, records, notebooks, computers, laptops, other electronic equipment, computer discs, drives, tapes and other repositories containing Corporate Proprietary Information, including all copies thereof, as well as all originals and all copies of works, or other tangible Provident property, whether prepared by the Executive or others, then in her possession or under her control and any Provident-owned equipment, including but not limited to, identification cards or badges, business cards, access codes or devices, keys, laptops, computers, telephones/telephone equipment, mobile phones, hand-held electronic devices, and credit cards (collectively, “Company Property”). The Executive further agrees, warrants and represents that after returning the aforesaid documents and property to Provident, she will no longer be in possession of any Company Property. The Executive further acknowledges that all files, records and communications, whether in hard copy or electronic format, including but not limited to emails, that were sent or given to her, created by her or otherwise came into her possession, at any time during her employment that relate to Provident or Provident’s actual or prospective clients, are the property of Provident and that Provident shall have the right to access and use such materials in the course of its business.

12. Cooperation. The Executive also agrees to cooperate fully with Provident in any matters that have given, or may give, rise to a legal claim against Provident and of which she is knowledgeable as a result of her employment with Provident.  This requires the Executive, without limitation, to: (i) make herself available upon reasonable request to provide information and assistance to Provident on such matters without additional compensation, except for reimbursement of her out-of-pocket costs, if any; (ii) maintain the confidentiality of all Provident privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is required by law or is expressly authorized by Provident; and (iii) notify Provident promptly of any requests to her for information related to any pending or potential legal claim or litigation involving Provident, reviewing any such request with a designated representative of Provident prior to disclosing any such information, and permitting a representative of Provident to be present during any communication of such information.

13. On or before the Effective Date of the Agreement as directed by Provident, the Executive will provide Provident with a listing of all passwords, usernames and/or other logon information associated with all computers, online services and/or accounts she created or used for any work-related purposes. The Executive will include: (i) the associated web address or other information needed to enable Provident to identify and access all such computers, online services and/or accounts; (ii) all passwords for all office phones and any other devices she created or used for any work-related purposes; and (iii) all templates, forms and documents she created or used for any work-related purposes.

14. The Executive understands and agrees that Provident and/or any other Releasee shall be under no obligation to reinstate, hire, rehire or consider her for future employment or independent contractor status.  The Executive expressly agrees that she will not knowingly apply for any such employment, reinstatement, hire or rehire or independent contractor status at any time in the future. If the Executive knowingly or unknowingly
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applies for any such employment, reinstatement, hire or rehire or independent contractor status, she agrees that Releasees may reject her application without liability.  If in the future Provident purchases/acquires/merges with, or is acquired by, a subsequent employer of Executive, Executive’s employment will not be terminated solely by virtue of this provision; however, this provision does not create any entitlement to continued employment and Executive’s employment may be terminated for reasons unrelated to this provision.

15. The Executive represents that she is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability benefits. In the event any statement in the first sentence of this Paragraph is incorrect (for example, but not limited to, if the Executive is a Social Security Disability beneficiary, etc.), the following sentences of this paragraph apply.  The Executive affirms, covenants, and warrants she has made no claim for illness or injury against, nor is she aware of any facts supporting any claim against, Releasees under which they could be liable for medical expenses incurred by her before or after the execution of this Agreement.  Furthermore, she is aware of no medical expenses which Medicare has paid and for which Releasees are or could be liable now or in the future.  The Executive agrees and affirms that, to the best of her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.  The Executive will indemnify, defend, and hold Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and she further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

16. The Executive and Provident agree that this Agreement constitutes the entire agreement by and between the Parties and may not be altered, modified or changed except by written consent of the Parties (or their authorized representatives).

17. The Executive understands and agrees that the payment of monies herein set forth does not constitute an admission of liability or violation of any applicable law, contract, provision, benefit plan, rule or regulation, as to which Provident expressly denies any such liability or violation.

18. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. There shall be no presumption or construction against the party who caused this Agreement to be drafted.

19. The provisions of this Agreement are severable and if any part is found to be unenforceable, the other portions shall remain fully valid and enforceable.  This Agreement shall be governed by the laws of the State of New Jersey, without regard to New Jersey choice of law principles. Any disputes regarding this Agreement shall be brought exclusively in the state or federal courts of New Jersey.

20.  Should Provident be required to bring an action in court to enforce, or for breach, or for threatened breach, of any provision of this Agreement, and should Provident be the prevailing party in such action as determined by the court, Provident shall be entitled, in addition to any other relief that the court may award, to recover its attorney’s fees and costs incurred in connection with such court action.  The parties agree that any such action will be venued solely in the state or federal courts of New Jersey.

21. By signing this Agreement, the Executive will be giving up certain rights or claims she has or may have against Provident as set forth herein, including, but not limited to, all rights or claims of age discrimination and retaliation arising under the ADEA. Accordingly, Executive is advised to discuss all aspects of this Agreement with an attorney of her own choosing.  By her signature, the Executive represents and agrees that she fully understands the importance of this Agreement and her right to discuss this Agreement with an attorney of her own choosing.  The Executive further acknowledges that she has read this Agreement in its entirety; that she understands the terms of this Agreement; that she is entering into this Agreement freely,
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voluntarily and knowingly, without duress or coercion; and that she agrees to all of the terms and conditions of this Agreement.

22. Time To Execute and Rescind Release of Age Discrimination Claims. The Executive has a period of twenty-one (21) days from receipt of this Agreement to consider whether to execute this Agreement. Executive also agrees to execute this Agreement this again on or following the Separation Date. To accept this Agreement, Executive must sign this Agreement and transmit same to Carolyn Powell, Executive Vice President & Chief Human Resources Officer, Provident Bank, 111 Wood Avenue South, Iselin, NJ 08830, on or before the close of business on the 21st day following receipt of this Agreement. The Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or extend in any way the twenty-one (21) day consideration period. The Executive has a period of seven (7) days to revoke this Agreement following the day she executes the Agreement (the “Revocation Period”).  If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in New Jersey, then the Revocation Period shall not expire until the next following day that is not a Saturday, Sunday or legal holiday.  Any revocation within that seven (7) day period must be in writing and state that she is revoking her acceptance of the Separation Agreement and General Release.  The revocation must be delivered to Carolyn Powell at the address above on or before the close of business on the 7th day following the Executive’s execution of this Agreement.  Accordingly, this Agreement shall not become effective or enforceable, nor shall Provident be obligated to pay any separation benefits to the Executive, until the Revocation Period has expired (the “Effective Date of the Agreement”).

23. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions.  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible.   Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Executive is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following  the Executive’s death.  “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Executive’s “separation from service” as defined by Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two years, the payment will occur in the later year.  Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall Provident have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

[Signature Page to Follow]
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The Executive, the Company, the Bank and Beacon now knowingly execute this Agreement on the dates specified below to signify their respective agreement to the terms contained in this Agreement.

Provident Financial Services, Inc.
By:	/s/ Carolyn Powell	March 4, 2026
	Carolyn Powell	Date
EVP & Chief Human Resources Officer

Provident Bank
By:	/s/ Carolyn Powell	March 4, 2026
	Carolyn Powell	Date
EVP & Chief Human Resources Officer

Beacon Trust Company
By:	/s/ Bennett MacDougall	March 4, 2026
	Bennett MacDougall	Date
General Counsel

Executive
By:	/s/ Valerie O. Murray	March 4, 2026
	Valerie O. Murray	Date

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